UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

H&R BLOCK, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Breeden Capital Management LLC

Breeden Partners L.P.

Breeden Partners (California) L.P.

Breeden Partners Holdco Ltd.

Richard C. Breeden

Robert A. Gerard

L. Edward Shaw, Jr.

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Contacts:

For Media:	For Investors:
Kekst and Company	Morrow & Co.
Victoria Weld	Eric Olson/Mike Verrechia
212-521-4800	203-658-9400

FOR IMMEDIATE RELEASE

FIVE INDEPENDENT ADVISORY FIRMS RECOMMEND H&R BLOCK SHAREHOLDERS VOTE IN FAVOR OF BREEDEN PARTNERS’ NOMINEES

—Extraordinary Action Reflects Poor Performance and Inadequate Board Oversight—

Greenwich, CT., August 27, 2007.  Breeden Capital Management LLC, a Greenwich, CT., based investment fund manager, today announced that Egan Jones, Proxy Governance and Taft-Hartley Advisory Services, three additional proxy advisory firms, have issued recommendations to vote to elect the three nominees of Breeden Partners to the board of H&R Block at the Company’s upcoming annual meeting. As previously announced, Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”) recommended the election of the three Breeden Partners nominees earlier last week. The latest recommendations make unanimous the recommendations of these five independent proxy advisory firms. (Taft-Hartley Advisory Services is a separately run division of ISS.)

In its analysis, Egan Jones wrote: “We believe that the effort by Breeden Partners to nominate three independent stockholder representatives to the eleven-member board is in the best interest of the Company and its shareholders and that election of their nominees would bring valuable additions to the board.”

Glass Lewis wrote: “[I]n our opinion, the extended underperformance of the Company’s operations and share price warrants a change to the board of directors.”

Glass Lewis pointedly noted that: “a majority of the current directors have been serving on the board for at least the last five years...” and “...the Company has failed to conduct what we would consider a major overhaul of the management team during that time.”

Proxy Governance stated: “[I]t does not appear that the board has exercised its oversight responsibilities consistently over the past five years and has allowed management to continue down a poorly constructed diversification path that has led to very poor financial performance, especially for a company that had been the industry leader for such a long period of time.”

“We support Breeden Partners’ nominees (BLUE proxy card) at this year’s annual meeting given the nominees’ extensive experience in the financial services industry and the expectation that they will help implement change that may help to improve the company’s performance.”

Taft-Hartley Advisory Services stated: “In sum, we conclude the company has underperformed over the long term, above and beyond the company’s recent difficulties arising from its mortgage business.” “Given Breeden’s well-reasoned arguments and his nominees’ experience, we believe the dissidents will be able to add value to board deliberations.”

Richard C. Breeden, Chairman and CEO of Breeden Partners, said, “We believe the fact that not one of these proxy advisors endorsed the incumbent board members shows how completely management has lost credibility in the market, and that independent observers view the board’s oversight record as

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inadequate. The independent proxy advisors have unanimously concluded that it is time for a change in membership of the H&R Block Board. We hope that all shareholders will help provide a mandate for change and VOTE BLUE.”

To follow the  recommendation of these five independent advisory firms, H&R Block shareholders should vote FOR the Breeden Partners’ director nominees on the BLUE proxy card and not sign or return H&R Block’s white proxy card.

About Breeden Capital Management LLC

Breeden Capital Management is based in Greenwich, Connecticut. Both Breeden Partners and Breeden Capital Management were founded by Richard C. Breeden, former Chairman of the U.S. Securities and Exchange Commission. The firm has more than 20 professionals, and, together with its affiliates, it has more than $1 billion in committed capital under management.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY BREEDEN CAPITAL MANAGEMENT, LLC, BREEDEN PARTNERS L.P., BREEDEN PARTNERS (CALIFORNIA) L.P., BREEDEN PARTNERS HOLDCO LTD., RICHARD C. BREEDEN, ROBERT A. GERARD AND L. EDWARD SHAW, JR. FOR USE AT THE 2007 ANNUAL MEETING OF SHAREHOLDERS OF H&R BLOCK BECAUSE THEY CONTAIN (AND ANY SUBSEQUENT AMENDMENTS OR SUPPLEMENTS WILL CONTAIN) IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY HAS BEEN MAILED TO SHAREHOLDERS OF H&R BLOCK AND IS AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING MORROW & CO., INC. BY TELEPHONE AT (203) 658-9400 OR BY E-MAIL AT BREEDENINFO@MORROWCO.COM.

Breeden Partners has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein.

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